Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Corporation Reports First Quarter 2009

Operating and Financial Results

TARRYTOWN, N.Y. (May 7, 2009) – EpiCept Corporation (Nasdaq and OMX Nordic Exchange: EPCT) today announced operating and financial results for the three months ended March 31, 2009. For the first quarter of 2009, EpiCept’s loss from operations, before other expense and income taxes, was $4.1 million compared with a loss from operations of $6.0 million for the first quarter of 2008.

During the first quarter of 2009, EpiCept recorded other expense, net of $18.4 million consisting primarily of interest expense incurred as a result of the conversion during the quarter of $22.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 25.0 million shares of its common stock. Under the terms of the notes, the holders received a make-whole payment in an amount equal to the interest payable through the scheduled maturity of the converted notes, and this payment was funded from restricted cash. As a result, EpiCept’s net loss for the first quarter of 2009 was $22.5 million, or $0.23 per share, compared with a net loss of $6.1 million, or $0.13 per share, for the first quarter of 2008. As of March 31, 2009, EpiCept had cash and cash equivalents of $10.1 million and 115.9 million shares outstanding.

“During the first quarter we continued with preparations for the market launch of Ceplene® in Europe, including manufacturing initial drug inventory and working to engage a corporate partner,” stated Jack Talley, President and Chief Executive Officer. “We also advanced the regulatory process for Ceplene® in the U.S. and in Canada via discussions with relevant governing bodies, and reported positive Phase II results with EpiCept™ NP-1 in patients suffering from Post-herpetic Neuralgia (PHN). We shored up our financial position, raising funds and reducing our burn rate with a workforce reduction and rationalization of our drug discovery efforts. Importantly, cash available to fund our operations was not impacted by the interest expense incurred during the first quarter on the convertible notes, as it was funded from a restricted cash escrow account established at the time of issuing the notes.”

EpiCept today provided an update on several of its key product candidates:

•	Ceplene® — approved in the European Union for the remission maintenance and prevention of relapse of patients with Acute Myeloid Leukemia (AML) in first remission; AML is the most common type of leukemia in adults. EpiCept is in advanced negotiations with a prospective partner to license the European marketing rights to Ceplene®. Drug inventory was manufactured and shipped to the European Union in preparation for the commercial launch of Ceplene later this year. The Company held a pre-New Drug Application (NDA) meeting with the U.S. FDA in January 2009 and is preparing to file an NDA with the FDA and a New Drug Submission with Health Canada during 2009. EpiCept is also making preparations to initiate the post-approval single arm clinical study that is required under the marketing authorization with the European Commission. This study is expected to commence in the second quarter of 2009 and will enroll approximately 150 patients in at least 20 leading European hematology centers.

•	EpiCeptTM NP-1 — a prescription topical analgesic cream designed to provide long-term relief from the pain of peripheral neuropathies, which affect more than 15 million people in the United States alone. In January 2009 EpiCept reported positive results from a 360-patient Phase IIb trial of NP-1 in PHN patients, where NP-1 achieved statistically significant pain relief as compared to placebo and was statistically similar in pain relief to market leader gabapentin, yet had fewer CNS side effects. EpiCept is seeking a strategic partner to share the Phase III development costs of NP-1 and to market the product in the U.S.

•	Crinobulin (EPC2407) — a vascular disruption agent (VDA) which has demonstrated potent anti-tumor activity in both preclinical and early clinical studies. In preclinical in vitro and in vivo studies, crinobulin has been shown to induce tumor cell apoptosis and selectively inhibit growth of proliferating cell lines, including multi-drug resistant cell lines. In April 2008 EpiCept announced positive clinical data from a Phase I study of crinobulin in patients with solid tumors and is making preparations to initiate a Phase Ib combination trial for the compound with other chemotherapeutic agents in the second half of 2009.

•	Azixa™ — a compound discovered by EpiCept and licensed to Myriad Genetics, Inc. as part of an exclusive, worldwide development and commercialization agreement. Myriad Genetics is currently conducting Phase II trials for Azixa. If successful these results could lead to Phase III registration trials for the compound, which would trigger a milestone payment for EpiCept.

Financial and Operating Highlights — First Quarter 2009 vs. First Quarter 2008

General and Administrative Expense
General and administrative expense decreased by 22%, or $0.6 million, from $2.6 million in the first quarter of 2008 to $2.0 million in the first quarter of 2009. The decrease was primarily attributable to lower facility, legal and investor relations costs.

Research and Development (R&D) Expense
Research and development expense decreased by 38%, or $1.2 million, from $3.4 million in the first quarter of 2008 to $2.2 million in the first quarter of 2009. The decrease was primarily attributable to lower clinical, consulting and patent costs. R&D activity during the first quarter of 2009 was focused on the initiation of an open-label trial of Ceplene® that will meet EpiCept’s post-approval requirements with the European Commission and a Phase Ib clinical trial for crinobulin, as well as preparations for the commercial launch of Ceplene® in Europe. As a result of EpiCept’s decision to close its facility in San Diego, the Company expensed $0.2 million during the first quarter of 2009. EpiCept expects to incur an additional expense of approximately $2.3 million later this year once it vacates the premises.

Other Income (Expense)
Other income (expense) during the first quarter of 2009 amounted to net expense of $18.4 million, compared with net expense of $0.1 million in 2008. The first quarter of 2009 included $18.1 million of interest expense, which included $9.6 million in amortization of debt issuance costs and debt discount related to the conversion of $22.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 25.0 million shares of its common stock. As only $2.5 million of the notes remained outstanding as of March 31, 2009 the balance of the interest expense to be recognized over the remaining life of the notes will be approximately $2.0 million.

Net Cash Used in Operating Activities
Net cash used in operating activities for the first quarter of 2009 was $15.2 million compared with $3.9 million for the first quarter of 2008. During the first quarter of 2009, cash was used primarily to fund the Company’s loss from operations, expenses related to our convertible debt financing and payment of accounts payable and accrued expenses. Cash used for the first quarter of 2009 included interest expense of $8.5 million as a result of the conversion of $22.5 million of the Company’s 7.5556% convertible subordinated notes due 2014 into approximately 25.0 million shares of EpiCept’s common stock, which was paid from escrowed cash established from the proceeds of the financing to make interest payments. Accounts payable and accrued expenses decreased by approximately $2.4 million as a result of paying vendors, including certain vendors to which EpiCept had previously delayed payment. The 2009 net loss was partially offset by non-cash charges of $9.6 million of amortization of deferred financing costs and discount on loans, $0.4 million of FAS 123R stock-based compensation and $0.1 million of depreciation and amortization expenses.

Net Cash Used in Investing Activities
Net cash used in investing activities for the first quarter of 2009 was $0.9 million compared with $21,000 for the first quarter of 2008. During the first quarter of 2009, cash was used to establish restricted cash for a $9.4 million make-whole interest payment resulting from the issuance of $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes. As the result of the conversion of $22.5 million in aggregate principal amount of the 7.5556% notes, the Company released $8.5 million from restricted cash to pay the interest on these notes.

Net Cash Provided by Financing Activities
Net cash provided by financing activities for the first quarter of 2009 was $25.5 million compared to $3.7 million for the first quarter of 2008. During the first quarter of 2009, the Company issued $25.0 million principal aggregate amount of 7.5556% convertible senior subordinated notes, netting the Company $14.0 million after $1.6 million in transaction costs and establishing an escrow account for $9.4 million in make-whole interest. The Company also received proceeds of $2.9 million related to the exercise of approximately 8.5 million common stock warrants in the first quarter of 2009.

Liquidity
EpiCept’s existing cash and cash equivalents should be sufficient to meet its projected operating and debt service requirements into the fourth quarter of 2009. Additional funding for the Company’s operations is anticipated to be derived from sales of Ceplene® in Europe, fees from the Company’s strategic partners including a marketing partner for Ceplene® in Europe, strategic relationships for other product candidates including NP-1 or other financing arrangements. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for a further discussion of the Company’s liquidity and cash position.

Conference Call

EpiCept will host a conference call to discuss these results on May 7, 2009 at 9:00 a.m. Eastern time.

To participate in the live call, please dial from the U.S. or Canada (877) 809-8594 or from international locations (706) 758-9407 (please reference access code 97888197). The conference call will also be broadcast live on the Internet and may be accessed at www.epicept.com. The web cast will be archived for 90 days.

A telephone replay of the call will be available for seven days by dialing from the U.S. and Canada (800) 642-1687 or from international locations (706) 645-9291 (please reference reservation number 97888197).

About EpiCept Corporation

EpiCept is focused on unmet needs in the treatment of pain and cancer. The Company’s broad portfolio of pharmaceutical product candidates includes Ceplene®, a cytokine immunomodulator that recently received marketing authorization in Europe for the remission maintenance of AML patients, and pain therapies that are in clinical development. Two oncology drug candidates currently in clinical development that were discovered using in-house technology have also been shown to act as vascular disruption agents in a variety of solid tumors.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted by The Nasdaq Capital Market or the OMX Nordic Exchange and that any appeal of the delisting determination may not be successful, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not be launched in Europe in the second half of 2009 or achieve significant commercial success, the risk that we are unable to find a suitable marketing partner for Ceplene® on attractive terms, a timely basis or at all, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain its final regulatory approval or marketing authorization for Ceplene®, the risk that Myriad’s development of AzixaTM will not be successful, the risk that AzixaTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that we will not be able to find a buyer for our ASAP technology, the risk that clinical trials for EpiCeptTM NP-1 or crinobulin will not be successful, the risk that EpiCeptTM NP-1 or crinobulin will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for EpiCeptTM NP-1 on attractive terms or a timely basis at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our other product candidates, the risks associated with our dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings, which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

*Azixa is a registered trademark of Myriad Genetics, Inc.

Selected financial information follows:

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Balance Sheet Data
(in $000s)
	March 31,	December 31,
	2009	2008
Cash and cash equivalents	$10,143	$790
Restricted cash	1,015	—
Property and equipment, net	472	502
Total assets	$12,873	$2,271
Accounts payable and other accrued liabilities	$3,572	$5,995
Deferred revenue	9,895	9,990
Notes and loans payable	4,380	3,552
Total stockholders’ deficit	(5,273)	(17,730)
Total liabilities and stockholders’ deficit	$12,873	$2,271

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Operations Data
(in $000s except share and per share data)
	Three Months Ended
	March 31,
	2009	2008
Revenue	$115	$49

Operating expenses:
General and administrative	2,027	2,588
Research and development	2,170	3,472

Total operating expenses	4,197	6,060

Loss from operations	(4,082)	(6,011)

Other income (expense):
Interest income	6	14
Foreign exchange gain	(289)	395
Interest and amortization of discount and expense	(18,119)	(473)

Other income (expense), net	(18,402)	(64)

Net loss before income taxes	(22,484)	(6,075)
Income taxes	(3)	(2)

Net loss	(22,487)	(6,077)
Basic and diluted loss per common share	$(0.23)	$(0.13)

Weighted average common shares outstanding	98,684,465	47,421,064

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Cash Flows Data
(in $000s)
	Three Months Ended March 31,
	2009	2008
Net cash used in operating activities	$(15,180)	$(3,889)
Net cash used in investing activities	(948)	(21)
Net cash provided by financing activities	25,487	3,749
Effect of exchange rate changes on cash	(6)	27

Net (decrease) increase in cash and cash equivalents	9,353	(134)
Cash and cash equivalents at beginning of period	790	4,943

Cash and cash equivalents at end of period	$10,143	$4,809

EpiCept Corporation and Subsidiaries
(Unaudited)
Selected Consolidated Statement of Stockholders Deficit Data
(in $000s)
	Three Months Ended March 31,
	2009	2008
Stockholders’ deficit at beginning of period	$(17,730)	$(14,177)
Net loss for the period	(22,487)	(6,077)
Stock-based compensation expense	381	620
Foreign currency translation adjustment	386	(569)
Share, option and warrant issuance	11,677	4,633
Issuance of common stock as payment of loan	22,500	—

Stockholders’ deficit at end of period	$(5,273)	$(15,570)

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EPCT-GEN